 EX‑35.4

(logo) Prudential	Prudential Asset Resources, Inc. Prudential Mortgage Capital Company 2100 Ross Avenue, Suite 2500 Dallas, TX 75201 Tel 877-937-4500

 Wells Fargo Bank, National Association

Commercial Mortgage Servicing

1901 Harrison Street

Oakland, California 94612

Reference: WFRBS 2012-C9 Asset Manager

RE: RBS 2012 C9

Period: January 1, 2015 to December 31, 2015 (the " Reporting Period")

Annual Compliance Statement

I, Timothy E. Steward, in my capacity as President and Managing Director of Prudential Asset Resources, Inc. (the "Company") hereby certify with regard to the Company's role as Primary Servicer under the Pooling and Servicing Agreement, (the "Agreement") dated as of October 1, 2012 pertaining to the above-referenced certificates, that:

(i) a review of the activities of the Company under the Agreement during the period noted above, and of the performance of the Company under the Agreement during the reporting period has been made under my supervision, and

(ii) to the best of my knowledge, based on such review, the Company has fulfilled all its obligations under the Agreement throughout the reporting period.

Effective as of 2/24/2016

/s/ Timothy E. Steward

Timothy E. Steward

President and Managing Director

Prudential Asset Resources, Inc.